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                                                                    Exhibit 4(d)

                                 AMENDMENT NO. 1

                                       TO

               THE AMERUS LIFE HOLDINGS, INC. STOCK INCENTIVE PLAN


         As of September 20, 2000, the effective time of the merger (the "Merger") of AmerUs Life Holdings, Inc., an Iowa corporation ("ALH"), with and into AmerUs Group Co., an Iowa corporation (the "Company"), the Board of Directors of the Company (the "Board"), on behalf of the Company, assumed, approved and adopted the AmerUs Life Holdings, Inc. Stock Incentive Plan (the "Plan").

         In connection with the assumption, approval and adoption of the Plan, the Board has authorized and directed this Amendment No. 1 to the Plan.

         Pursuant to the authorization and direction of the Board, the Plan is hereby amended and supplemented effective September 20, 2000, as follows:

         1. The title of the Plan shall hereinafter be the "AMERUS GROUP CO. STOCK INCENTIVE PLAN."

         2. The first paragraph of Section I. of the Plan is hereby amended and restated as follows:

     "The name of this plan is the AmerUs Group Co. Stock Incentive Plan (the "Plan"). The purpose of the Plan is to enable AmerUs Group Co. (the "Company") and its Subsidiaries to attract and retain employees who contribute to the Company's success by their ability, ingenuity and industry, and to enable such employees to participate in the long-term success and growth of the Company through an equity interest in the Company."

         3. The following definitions as set forth under Section I. of the Plan are hereby amended and restated as follows:

              "g. "COMPANY" means AmerUs Group Co., a corporation organized under the laws of the State of Iowa (or any successor corporation)."

              "s. "STOCK" means the Common Stock of the Company."

         4. Any currently outstanding and unexercised award or option under the Plan which in any way relates to rights in or rights to purchase common stock of or other equity interest in ALH is hereby amended such that all such awards and options shall relate to rights in or rights to purchase common stock of or other equity interests, as the case may be, in the Company.